Exhibit 99.1

Smith & Nephew plc

The Smith & Nephew Global Share Plan 2010

Approved by Shareholders at the Annual General Meeting of the Company on 6 May 2010 as amended by the
Remuneration Committee of the Company on 7 September 2010, 22 September 2011, 22 February 2012, 30 July 2013 and 30 July 2014

Table of Contents

Contents		Page

1	Definitions	1

2	Granting Awards	3

3	Before Vesting	5

4	Overriding performance requirement	6

5	When do Awards Vest?	7

6	What happens when an Award Vests?	8

7	Vesting in other circumstances - personal events	10

8	Vesting in other circumstances - corporate events	11

9	Changing the Plan and termination	13

10	General	14

11	Overseas sub-plans	16

Schedule 1 United Kingdom – Tax-Qualified Options		17

Schedule 2 United States – Incentive Stock Options		21

Schedule 3 Belgium – Data Protection		25

Schedule 4 China		26

Rules of the Smith & Nephew Global Share Plan 2010

1	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains Control of the Company;

“Award” means a Conditional Award or an Option;

“Award Date” means the date on which an Award is granted under rule 2.4;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

”Change of control” means

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional;

(ii)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(iii)	a person (or a group of persons acting in concert) obtaining Control of the Company in any other way;

“Committee” means, subject to rule 8.4, the remuneration committee of the board of directors of the Company or a person or group of persons duly authorised by the remuneration committee;

“Company” means Smith & Nephew plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” means has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Dealing Restrictions” means restrictions imposed by the Smith & Nephew Code of Dealing in Securities, any statute, order, regulation or Government directive, or by the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Dividend Equivalent” means an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting, subject to rule 6.5;

“Employee” means any employee of a Member of the Group (including an executive director);

“Expected Value” means the value of an Award on the Award Date using a valuation methodology determined by the Committee, which takes account of the sum of all various possible performance outcomes at Vesting and which reflects the probabilities of achieving different performance outcomes, rather than maximum outcome only;

“Expiry Date” means [date] 2020, the tenth anniversary of shareholder approval;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

”Market Value” means on any day not less than:

(i)
the closing middle market quotation of a Share (taken from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day or, in the case of an ADR or ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange for that preceding Business Day; or

(ii)
if the Committee so decides, the average of the closing middle market quotations of a Share (taken from the Daily Official List of the London Stock Exchange) or, in the case of an ADR or ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange over the immediately preceding three or five Business Days;

“Market Value Option” means an Option, the Option Price of which is set by reference to the Market Value of a Share on the Award Date;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Committee;

“Official List” means the list maintained by the Financial Services Authority for the purpose of Section 74(1) Financial Services and Markets Act 2000;

“Option” means a right to acquire Shares granted under the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 6.2 on the grant of an Option;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 2.4.8;

“Participant” means a person holding an Award or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 2.6;

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules, known as “The Smith & Nephew Global Share Plan 2010”, as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or any American Depositary Shares (“ADSs”) or American Depositary Receipts (“ADRs”) representing ordinary shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“US Taxpayer” means a person who is subject to taxation under the tax rules of the United States of America; and

“Vesting”, in relation to an Option, means an Option becoming exercisable and, in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan.

2	Granting Awards

2.1	Grantor

The Grantor of an Award must be:

2.1.1	the Company;

2.1.2	any other Member of the Group; or

2.1.3	a trustee of any trust set up for the benefit of Employees.

An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Committee.

2.2	Eligibility

The Grantor may grant an Award to anyone who is an Employee on the Award Date in accordance with any selection criteria that the Committee in its discretion may set.

However, unless the Committee considers that special circumstances exist, an Award may not be granted to an Employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.

2.3	Timing of Award

Awards may not be granted at any time after the Expiry Date.

Awards may only be granted within 42 days, starting on any of the following:

2.3.1	the date of shareholder approval;

2.3.2	the day after the announcement of the Company’s results for any period;

2.3.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

2.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.4	Terms of Awards

Awards are subject to the rules of the Plan and any Performance Condition and must be granted by deed or in such other form as the Committee decides. The terms of the Award must be determined by the Grantor and approved by the Committee. The terms must be set out in the deed or other document (which may be in electronic form), including:

2.4.1	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option and whether or not it is a Market Value Option; or

(iii)	a combination of these;

2.4.2	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

2.4.3	any Performance Condition;

2.4.4	any other condition specified under rule 2.7;

2.4.5	the date(s) of Vesting, unless specified in a Performance Condition;

2.4.6	whether the Participant is entitled to receive any Dividend Equivalent;

2.4.7	the Award Date; and

2.4.8	the Option Price (if relevant).

2.5	Market Value Options

In the case of a Market Value Option, the Option Price will not be less than the Market Value of a Share on the Award Date.

2.6	Performance Conditions

When granting an Award, the Grantor may, and must in the case of executive directors, make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Company. A Performance Condition must be objective and specified at the Award Date. The Grantor, with the consent of the Committee, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so.

2.7	Other conditions

The Grantor may impose other conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, with the consent of the Committee, may waive or change a condition imposed under this rule 2.7.

2.8	Award certificates

Each Participant will receive a notification setting out the terms of the Award as soon as practicable after the Award Date. The notification may be the deed referred to in rule 2.4 or any other document and may be in electronic form.

2.9	No payment

A Participant is not required to pay for the grant of any Award.

2.10	Administrative errors

If the Grantor grants an Award which is inconsistent with rule 2.2, it will lapse immediately.

If the Grantor tries to grant an Award which is inconsistent with rule 2.11, 2.12 or 2.13, the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

2.11	Individual limit for Awards

An Award must not be granted to an Employee if it would, at the proposed Award Date, cause the Expected Value of all Awards that he has been granted in that financial year under the Plan to exceed three times his annual basic salary from Members of the Group.

This limit may be exceeded if the Committee determines that exceptional circumstances make it desirable that Awards should be granted in excess of that limit, but Awards may not be granted in excess of 400% of annual basic salary in any circumstances.

“Basic salary” means gross salary before adjustment to take account of any flexible benefits.

Basic salary payable in a currency other than pounds sterling will be converted into pounds sterling at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Committee on a date chosen by the Committee.

2.12	Plan limits - 10 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

2.13	Plan limits - 5 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

2.14	Scope of Plan limits

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 2.12 and 2.13.

As long as so required by the Association of British Insurers, shares transferred from treasury to satisfy Awards are treated as shares issued by the Company.

2.15	Listing Rules

No Shares will be issued under the Plan if it would cause Listing Rule 6.1.19 (shares in public hands) to be breached.

3	Before Vesting

3.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant.

3.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Option or Conditional Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 3.2 does not apply:

3.2.1	to the transmission of an Option or Conditional Award on the death of a Participant to his personal representatives; or

3.2.2	to the assignment of an Option or Conditional Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.

3.3	Adjustment of Awards

If there is:

3.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

3.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

3.3.3	a special dividend or distribution; or

3.3.4	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

The Option Price for a Market Value Option to subscribe for Shares may be adjusted to a price less than nominal value only if the Committee resolves to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Committee does not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this rule 3.3 will be deemed not to have taken place.

4	Overriding performance requirement

4.1	Review of Awards

The Committee may at any time review Awards, or any individual Award, in the light of the performance of the Company, any Member of the Group and any business area or team, and the conduct, capability or performance of the Participant. The review may take place at any time determined by the Committee.

4.2	Focus of review

In carrying out a review, the Committee will consider:

4.2.1
whether there has ben a material misstatement of the Company’s financial results (within the regime for “prior period errors” under International Accounting Standard 8), which has resulted in a material overpayment to Participants, which in the form of Awards under the Plan or otherwise, irrespective of whether the relevant Participants are at fault;

4.2.2
whether there has been a material error in determining the extent to which any Performance Condition has been satisfied, which has resulted in the Vesting of a proportion of the Award which would not otherwise have Vested;

4.2.3	in respect of the period from the earlier of the beginning of the Performance Period and the Award Date to the date of Vesting or, in the case of Options, the date of exercise:

(i)
whether there has been a significant adverse change in the financial performance of the Company, including any significant loss at a general level or in respect of the Global Business Unit or Function in which the Participant worked; and/or

(ii)	any other matter which appears relevant; and

4.2.4
the conduct, capability or performance of a Participant, and the performance of any team, business area or profit centre, if the Committee deems that the circumstances warrant a review. For the avoidance of doubt, the Committee may determine that a review should take place after a Participant has ceased to be an Employee.

If the Committee determines, in its absolute discretion, that one or more of the provisions above apply, it may take one or more of the actions listed below in rule 4.3.

4.3	Actions

4.3.1	If the Award has not Vested, the Committee may:

(i)	reduce the number of Shares in respect of the Award; or

(ii)	determine that an Award or any part of it will not Vest; and/or

(iii)	apply conditions or restrictions to the Vesting of the Award.

4.3.2	If the Award has Vested, the Committee may require:

(i)	the Shares, or such number as specified, (net of any tax paid by the Participant which is not refundable) to be returned as directed by the Company;

(ii)
an amount in cash equal to the value of the Shares at the date of Vesting (net of any tax paid by the Participant which is not refundable), or such lower amount as the Committee may specify, be paid to Company; or

Any Shares or cash required to be transferred or paid as determined above, must be transferred or paid within 30 days of the notification to the Participant.

5	When do Awards Vest?

5.1	Satisfying conditions

As soon as reasonably practicable after the end of the Performance Period, the Company  will determine whether and to what extent any Performance Condition or other condition imposed under rule 2.7 has been satisfied or waived and how many Shares Vest for each Award.

5.2	Timing of Vesting – Award subject to Performance Condition

Where an Award is subject to a Performance Condition, subject to rules 2.7, 7 and 8, an Award Vests, to the extent determined under rule 5.1, on the date on set by the Committee on the grant of the Award or, if no such date is specified, on the date on which the Company makes its determination under rule 5.1.

If, on that date, a Dealing Restriction applies, the Award will Vest on the first date on which it ceases to apply.

5.3	Timing of Vesting – Award not subject to Performance Condition

Where an Award is not subject to a Performance Condition, subject to rules 2.7, 7 and 8, an Award Vests on the date(s) of Vesting set by the Committee on the grant of the Award or, if on that date a Dealing Restriction applies, the first date on which it ceases to apply.

5.4	Lapse

To the extent that any Performance Condition is not satisfied at the end of the Performance Period, the Award lapses, unless otherwise specified in the Performance Condition. To the extent that any other condition is not satisfied, the Award will lapse if so specified in the terms of that condition.

If an Award lapses under the Plan, it cannot Vest and a Participant has no rights in respect of it.

6	What happens when an Award Vests?

6.1	Conditional Award

Within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 6.4, 6.5 and 10.8) for the transfer, including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

6.2	Options

6.2.1
A Participant may exercise his Option at any time during the Option Period following Vesting by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse at the end of that period or, if earlier, on the earliest of:

(i)	the date the Participant ceases to be an Employee;

(ii)	six months after an event which gives rise to Vesting under rule 7.2 (or, if the Committee decides, such longer period not exceeding 18 months as the Committee may determine);

(iii)
six months after an event which gives rise to Vesting under rule 8 or, if earlier, the date six weeks after the date on which a notice to acquire Shares under Section 979 of the Companies Act 2006 is first served; or

(iv)	one year from the date of the Participant’s death.

6.2.2	Subject to rules 6.4, 6.5 and 10.8, the Grantor will arrange for Shares to be transferred to or issued to the Participant within 30 days of the date on which the Option is exercised.

6.2.3	If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

6.3	Dividend Equivalent

An Award may include the right to receive a Dividend Equivalent which may be paid in cash or Shares (as determined from time to time by the Grantor with the consent of the Committee). Dividend Equivalents will be paid to any relevant Participant as soon as practicable after Vesting or, in the case of an Option, after exercise. For the avoidance of doubt, the Dividend Equivalent does not include the tax credit.

6.4	Alternative ways to satisfy Awards

The Grantor may, subject to the approval of the Committee, decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 6.5). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Grantor may decide to satisfy an Option by procuring the issue or transfer of Shares to the value of the cash amount specified above.

The Company may determine that an Award will be satisfied in cash at the Award Date or at any time before satisfaction of the Award, including after Vesting or, in the case of an Option, after exercise.

In respect of Awards which consist of a right to receive a cash amount, the Committee may decide instead to satisfy such Awards (and any Dividend Equivalent) by the delivery of Shares, subject to rule 6.5. The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

6.5	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares or the Participant discharging the liability himself.

6.6	US Taxpayers

This rule 6.6 applies to a Participant who is a US Taxpayer.

Where an Option, which is not a Market Value Option or an Option subject to Section 83 of the US Internal Revenue Code 1986 (as amended), becomes exercisable, it shall lapse at the end of the Short-term Deferral Period.

For the purpose of this rule 6.6, the “Short-term Deferral Period” means the period ending on the later of:

6.6.1	the 15th day of the second month in the year immediately following the Company’s taxable year in which an Option Vests; and

6.6.2	the 15th day of the second month in the year immediately following the US Taxpayer’s taxable year in which an Option Vests.

7	Vesting in other circumstances - personal events

7.1	General rule on leaving employment

7.1.1	Unless rule 7.2 applies, an Award which has not Vested will lapse on the date the Participant ceases to be an Employee.

7.1.2
The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the reason for giving or receiving notice is one listed in rule 7.2.1 below.

7.2	“Good leavers”

7.2.1	If a Participant ceases to be an Employee for any of the reasons set out below, then his Awards will Vest as described in rules 7.3 and 7.4 and lapse as to the balance. The reasons are:

(i)	ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	retirement with the agreement of the Participant’s employer;

(iii)	the Participant’s employing company ceasing to be a Member of the Group;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Member of the Group;

(v)	redundancy; and

(vi)	any other reason, if the Committee so decides in any particular case.

7.2.2	The Committee may only exercise the discretion provided for in rule 7.2.1(vi) no later than 30 days after cessation of the relevant Participant’s employment.

7.3	Vesting – Award subject to Performance Condition

Where rule 7.2 applies, the Award does not lapse but will Vest, to the extent measured in accordance with rule 5.1, as soon as practicable following the end of the Performance Period. If the Award is a Conditional Award, the vested Shares or cash must be transferred or issued to, or to the order of, the Participant by no later than 15 March in the year following the end of the Performance Period.

However, the Committee may decide in its discretion that the Performance Period in respect of an Award should be treated as ending on the date of the termination of employment, and that the Award should Vest immediately, to the extent that the Performance Condition has been or is likely to be satisfied (as determined by the Committee in the manner specified in the Performance Condition or in such manner as it considers reasonable).

Unless the Committee decides otherwise, the Award should be reduced pro rata to the last completed calendar month, so that it reflects only the proportion of the Performance Period which has elapsed before the termination of employment.

7.4	Vesting – Award not subject to Performance Condition

Where rule 7.2 applies, and the Award is not subject to a Performance Condition, the Award Vests on the date of termination of Employment or on any other date determined by the Committee. The Award will Vest in full, unless the Committee decides that it should be reduced pro rata to reflect the acceleration of Vesting.

7.5	Death

If a Participant dies, his Awards will Vest on the date of death but only to the extent that any Performance Condition has been or is likely to be satisfied as at the date of death. It will then lapse as to the balance. Unless the Committee decides otherwise, the Award will not be reduced pro rata to reflect the acceleration of Vesting.

The Committee will determine, in the manner specified in the Performance Condition (or, if  not so specified, in such manner as the Committee considers reasonable), the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest.

The Grantor will only arrange for Shares to be issued or transferred to the personal representatives of a deceased Participant if they have produced a grant of representation.

7.6	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result, he would:

7.6.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Committee); or

7.6.2
become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred, then the Committee may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent the Committee permits and will lapse as to the balance.

7.7	Meaning of “ceasing to be an Employee”

For the purposes of rules 7 and 6.2, a Participant will not be treated as ceasing to be an Employee until he is no longer an Employee of any Member of the Group or if he recommences employment with a Member of the Group within seven days.

8	Vesting in other circumstances - corporate events

8.1	Time of Vesting

8.1.1	In the event of a Change of control, an Award Vests subject to rules 8.2 and 8.3. The Award lapses as to the balance except to the extent exchanged under rule 8.3.

8.1.2
If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any Award, the Committee may allow an Award to Vest. The Award will Vest to the extent specified in rule 8.2 and will lapse as to the balance unless exchanged under rule 8.3. The Committee may impose other conditions on Vesting.

8.2	Extent of Vesting

Where an Award Vests under rule 8.1:

8.2.1
if the Award is subject to a Performance Condition, the Committee will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, Committee may decide that the Award is reduced pro rata to reflect the acceleration of Vesting;

8.2.2	if the Award is not subject to any Performance Condition, the Award will Vest in full. The Committee may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

8.3	Exchange

An Award will not Vest under rule 8.1 but will be exchanged under rule 8.6 to the extent that:

8.3.1	an offer to exchange the Award is made and accepted by a Participant; or

8.3.2	the Committee, with the consent of the Acquiring Company, decides before Change of control that the Award will be automatically exchanged.

8.4	Committee

In this rule 8, “Committee” means those people who were members of the remuneration committee of the Company immediately before the Change of control.

8.5	Timing of exchange

Where an Award is to be exchanged under rule 8.3, the exchange is effective immediately following the relevant event.

8.6	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

8.6.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

8.6.2	must be equivalent to the existing Award, subject to rule 8.6.4;

8.6.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 8.6.4, Vests in the same manner and at the same time;

8.6.4	must:

(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii)
not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 8.2.1 and Vest at the end of the original Performance Period; or

(iii)	be subject to such other terms as the Committee considers appropriate in all the circumstances; and

8.6.5
is governed by the Plan, excluding rule 9.2, as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 8.6.1 above.

9	Changing the Plan and termination

9.1	Committee’s powers

Except as described in the rest of this rule 9, the Committee may at any time change the Plan in any way.

9.2	Shareholder approval

9.2.1
Except as described in rule 9.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)
the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefits to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital;

(v)	for Options, the determination of the Option Price; or

(vi)	the terms of this rule 9.2.1.

9.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

9.3	Notice

The Committee is not required to give Participants notice of any changes.

9.4	Termination

The Plan will terminate on the Expiry Date, but the Committee may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

10	General

10.1	Terms of employment

10.1.1	This rule 10.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

10.1.2
Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.1.3
No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

10.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

10.1.5
The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

10.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and

(iii)	the operation, suspension, termination or amendment of the Plan.

10.2	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

10.3	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties)

Act 1999 or any equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

10.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

10.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

10.7	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

10.7.1	administering and maintaining Participant records;

10.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

10.7.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works; and

10.7.4
transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him or her. If any information is inaccurate the Participant has the right to have it corrected.

10.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consent under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

10.9	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to

Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

10.10	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

10.11	Notices

10.11.1
Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

10.11.2
Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Participants.

10.11.3
Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

10.12	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

11	Overseas sub-plans

The Committee may establish plans to operate overseas either by scheduling sub-plans to the Plan or by adopting separate plans in accordance with the authority given by shareholders. This includes designating from time to time which Employees may  be invited to participate in a particular sub-plan.

Schedule 1
United Kingdom – Tax-Qualified Options

The purpose of this Schedule is to provide, in accordance with ITEPA, benefits for employees and directors in the form of Tax-Qualified Options. To this end, the Grantor may designate a Market Value Option as a “Tax-Qualified Option”. If it does, the provisions of the Plan relating to Market Value Options will apply to such Tax-Qualified Options, as amended by this Schedule 1. No other types of Awards may be designated as Tax-Qualified Options under this Schedule 1.

This schedule was approved by HMRC under ITEPA on 2 September 2010 under reference number X105539/EJM.

1	Definitions

The following definitions apply to this Schedule 1 and add or amend, as appropriate, the definitions which are set out in the Plan:

“HMRC” means Her Majesty’s Revenue and Customs;

“ITEPA” means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003; and

“Market Value” on any day means:

(i)
where Shares of the same class are not admitted to the Official List, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HMRC Shares and Assets Valuation; or

(ii)	where Shares of the same class are admitted to the Official List:

(a)	their middle market quotation on the immediately preceding Business Day;

(b)	the average of the middle market quotations on the three or five immediately preceding Business Days; or

(c)	such other price as may be agreed in advance with HMRC Shares and Assets Valuation,

in any case, ignoring any restrictions referred to in paragraph 36(3) of ITEPA.

The middle market quotation is taken from the Daily Official List of the London Stock Exchange.

“Schedule 4 Plan” means a plan in relation to which the requirements of Parts 2 to 6 of ITEPA are (and are being) met;

2	Eligibility

2.1	Tax-Qualified Options may only be granted to an employee of:

2.1.1	the Company;

2.1.2	any Subsidiary; or

2.1.3	any jointly-owned company (within the meaning of paragraph 34 of ITEPA) designated by the Grantor.

2.2	Tax-Qualified Options cannot be granted to anyone who is:

2.2.1	excluded from participation because of paragraph 9 of ITEPA (material interest provisions); or

2.2.2	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company.

3	Notification of terms of Option

The Grantor will ensure that the Participant is notified of the following as soon as practicably after grant of a Tax-Qualified Option:

(i)	the number and description of the Shares subject to the Option;

(ii)	the Option Price;

(iii)	whether or not the Shares subject to the Option are subject to any restriction (as defined in paragraph 36(3) of ITEPA) and, if so, the details of any such restrictions;

(iv)	the times at which the Option may be exercised (in whole or in part);

(v)	the circumstances under which the Option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the Option (in whole or in part) is subject; and

(vi)	any mechanism (including any Performance Condition) by way of which any terms referred to in sub-paragraphs (i) and (iii) to (v) above can be changed.

The notification may be given wholly or partly through the Award certificate.

4	Option Price

The Grantor will set the Option Price and state it on the Award Date.

The Option Price will be:

(i)	not manifestly less than the Market Value of a Share on the Award Date or such other date as HMRC may agree in advance; and

(ii)	if the Shares are to be subscribed, not less than the nominal value of a Share.

5	Individual limit for Tax-Qualified Options

The Grantor must not grant an Tax-Qualified Option to an employee which would on the Award Date cause the aggregate Market Value of:

(i)	the Shares subject to that Tax-Qualified Option; and

(ii)	the Shares which he may acquire on exercising other Tax-Qualified Options; and

(iii)	the shares which he may acquire on exercising his options under any other Schedule 4 Plan established by the Company or by any of its associated companies (as defined in paragraph 35 of ITEPA),

to exceed the amount permitted under paragraph 6(1) of ITEPA (currently £30,000). For the purposes of paragraph 5(iii), “Market Value” is calculated as at the date of grant of the options as described in the relevant plan rules.

If the Grantor tries to grant an Tax-Qualified Option which is inconsistent with this paragraph 5, the Tax-Qualified Option will be limited and will take effect from the Award Date on a basis consistent with this paragraph 5.

6	Shares subject to an Tax-Qualified Option

The Shares subject to a Tax-Qualified Option must satisfy paragraphs 16 to 20 of ITEPA. Except where paragraph 14.1 applies, if they cease to satisfy paragraphs 16 to 20 of ITEPA and the Plan ceases to be a Schedule 4 plan, the definition of “Market Value Option” will continue in effect, but the Option will cease to be a Tax-Qualified Option and will be treated, for the purposes of the Plan rules, as a Market Value Option only and the definition of “Shares” will be automatically changed to “fully paid ordinary shares in the capital of the Company”.

7	Transfer

Rule 3.2.2 shall not apply to Tax-Qualified Options.

8	Adjustment of Awards

8.1	Adjustments may only be made to Tax-Qualified Options under rule 3.3 where there is a where there is a variation of the capital of which Shares form part and:

8.1.1	the total Option Price after adjustment must be substantially the same as before adjustment; and

8.1.2	the total market value of the Shares subject to the Option must remain substantially the same; and

8.1.3	the Plan must continue to be a Schedule 4 Plan.

8.2	An annual return relating to the Plan submitted to HMRC following any such adjustment must include a declaration that the Plan continues to comply with Schedule 4.

9	Restrictions on exercise of an Tax-Qualified Option

A Participant may not exercise an Tax-Qualified Option while he is excluded from being granted an Tax-Qualified Option under paragraph 9 of ITEPA (material interest provisions).

10	Dividend equivalents

Rule 6.3 does not apply in relation to Tax-Qualified Options.

11	Alternative ways to satisfy Awards

Rule 6.4 does not apply in relation to Tax-Qualified Options.

12	Specified age and redundancy

For the purposes of paragraph 35A of ITEPA, the specified age is 55 and “redundancy”, for the purposes of rule 7.2, has the meaning given to that term by the Employment Rights Act 1996.

13	Death

If the Participant dies, the Tax-Qualified Option may be exercised by his personal representatives within 12 months after his death, after which it will lapse.

14	Vesting in other circumstances - corporate events

14.1	If a Tax-Qualified Option is to Vest under rule 8.1.1 (change of control) and, as a result of the event giving rise to Vesting, Shares in the Company would no longer meet the requirements of Part 4 of ITEPA, it may be exercised under that rule within a 20 day period:

14.1.1	before (and conditionally on) the relevant event taking place; or

14.1.2	after the relevant event,

and will lapse at the end of that period to the extent not so exercised.

14.2
If the Participant does not agree to any exchange of his Tax-Qualified Option under rule 8.3.2 when required to by the Company, the Tax-Qualified Option will immediately lapse and will not be exchanged.

15	Exchange of Tax-Qualified Options

15.1	Tax-Qualified Options can only be exchanged, as described in rule 8.6, if the Acquiring Company:

15.1.1	obtains Control of the Company as a result of making a general offer falling within paragraph 26(2)(a) of ITEPA; or

15.1.2	obtains Control of the Company under a compromise or an arrangement sanctioned by the court under Section 895 of the Companies Act 2006; or

15.1.3	becomes bound or entitled to acquire Shares under Section 981 of the Companies Act 2006.

15.2	Tax-Qualified Options must be exchanged within the period referred to in paragraph 26(3) of ITEPA and with the agreement of the company offering the exchange.

15.3
The new award will be in respect of shares which satisfy the conditions of paragraph 27(4) of ITEPA, in a body corporate falling within paragraph 16(b) or (c) of ITEPA and will be equivalent to the Tax-Qualified Option as described in paragraph 27(4) of ITEPA.

16	Changing the terms of Tax-Qualified Options

The Committee’s powers under rule 9 are further restricted in relation to Tax-Qualified Options as described in this paragraph.

16.1	The Option Price of a subsisting Tax-Qualified Option can only be changed pursuant to rule 3.3 (as varied by this Schedule).

16.2	The number and nature of Shares subject to a subsisting Tax-Qualified Option can only be changed pursuant to rule 3.3 (as varied by this Schedule) or any mechanism notified under paragraph 3(vi).

16.3	Any change to the other matters notified under paragraph 3 in relation to an outstanding Tax-Qualified Option or under the mechanism referred to above must be done in a fair and reasonable manner.

16.4
An annual return submitted to HMRC following any change to a term of a Tax-Qualified Option which is necessary to comply with Parts 2 to 6 of ITEPA must include a declaration that the Plan continues to comply with ITEPA.

Schedule 2

United States – Incentive Stock Options

The Grantor may designate a Market Value Option as an Incentive Stock Option within the meaning of Section 422 of the Code (as defined below) and grant it under this Schedule 2. If it does, the provisions of the Plan relating to Market Value Options will apply to such ISOs, as amended by this Schedule 2. No other types of Awards may be designated as ISOs under this Schedule 2.

1	Definitions

The following definitions apply to this Schedule 2 and add or amend, as appropriate, the definitions which are set out in the Plan:

“Code” means the United States of America Internal Revenue Code of 1986, as amended;

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months;

“Incentive Stock Option” or “ISO” means a stock option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated by the Grantor on the Award  Date. Under no circumstances shall any Market Value Option that is not specifically designated as an ISO be considered an ISO;

“Leave of Absence” means a leave of absence authorised by the Participant’s employer for any reason;

“Market Value” means:

(i)
in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the day immediately preceding the Award Date on which the relevant market was open or, in the case of an ADR or ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange for that day; or

(ii)
if the Shares are not fully quoted on the London Stock Exchange, the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed on or before that date with HMRC; and

“Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the Award Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2	Eligibility to be granted ISOs

An ISO may be granted to any employee of the Company or a Subsidiary Corporation.

Notwithstanding the foregoing, to the extent required under Section 422 of the Code, an ISO may not be granted to an individual who, at the Award Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or Subsidiary Corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless: (i) at the time such ISO is granted, the Option Price is at least 110% of the Market Value of the Shares subject to the ISO; and (ii) the ISO by its terms is not exercisable after the expiration of five years from the Award Date.

3	Exercise period for ISOs

Notwithstanding anything in the rules of the Plan, an ISO will lapse, at the latest, 10 years (or five years in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) after the Award Date.

4	Individual limit on ISOs

To the extent that the aggregate Market Value of the Shares subject to an ISO (determined as of the Award Date), which first becomes exercisable under the Plan during any calendar year (including any other options granted under such stock option plans required to be taken into account under Section 422(d) of the Code), exceeds US$100,000, the portion of such ISO that exceeds US$100,000 shall not be an ISO, but shall continue in effect as a Market Value Option governed by the rules of the Plan not including this Schedule 2.

5	Option Price of an ISO

The Option Price of an ISO will not be less than 100% (or 110%, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) of the Market Value of a Share on the Award Date.

6	Overall limit on number of ISOs

The aggregate number of Shares subject to ISOs will not exceed the lower of the limits set out in rules 2.12 and 2.13 of the Plan and [●] million Shares (or, if ISOs are granted over ADSs or ADRs, the equivalent in ordinary shares). The Committee may make such adjustments as they see fit to this limit to take account of any transaction set out in rule 3.3 of the Plan.

7	Transferring ISOs

An ISO may not be transferred, assigned or otherwise disposed of other than by will or the laws of descent and distribution and, during the lifetime of a Participant, must not be exercisable by any other person.

8	Holding requirement

If a Participant disposes of Shares acquired upon exercise of an ISO in a “disqualifying disposition” within the meaning of Section 422 of the Code, that is, less than:

(i)	two years after the Award Date of the ISO; or

(ii)	one year from the issue or transfer of Shares to the Participant on the exercise of the ISO,

or in any other disqualifying disposition within the meaning of Section 422 of the Code, the Participant shall notify the Company of the date and terms of such disposition in writing within 15 days thereof.

9	Withholding

The Company, the Grantor, any employing company or the trustee of any benefit trust may withhold such amount and make such arrangement as it considers necessary to meet any applicable tax withholding liability. These arrangements may include the sale of Shares on behalf of a Participant or a reduction in the number of Shares to which the Participant would otherwise be entitled.

10	Leaving employment

Except in the event of the Participant’s death, where rule 7.2 of the Plan applies with respect to an ISO, if such ISO is exercised later than three months after cessation of employment, it shall cease to be treated as an ISO, but shall continue in effect as a Market Value Option governed by the rules of the Plan, not including this Schedule 2.

Notwithstanding the foregoing, if cessation of employment is by reason of Disability, the ISO shall continue to be treated as an ISO if it is exercised within one year following cessation of employment and shall cease to be treated as an ISO, but shall continue in effect as a Market Value Option governed by the rules of the Plan, not including this Schedule 2, if it is exercised later than one year after cessation of employment.

11	Leave of Absence

If a Leave of Absence exceeds three months and the Company is required, either by statute or contract, to re-employ the Participant upon expiration of such leave, ISOs will continue to be treated as ISOs during the Leave of Absence. If re-employment upon expiration of a Leave of Absence that exceeds three months is not so guaranteed, the ISOs held by the Participant shall cease to be treated as ISOs six months after the first day of such leave, but shall continue in effect as a Market Value Option governed by the rules of the Plan, not including this Schedule 2.

12	Amendment

Shareholder approval of any amendment made to the Plan or this Schedule 2 shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to ISOs).

13	Adjustment and exchange

If rule 3.3 or rule 8.3 of the Plan applies with respect to ISOs, any adjustment to or exchange of an ISO shall be made in accordance with Section 424 of the Code.

14	Effective date and termination

Unless terminated earlier by the Committee, this Schedule 2 shall terminate on the day prior to the tenth anniversary of the earlier of:

(i)	the adoption of the Plan by the Committee; and

(ii)	the approval of the Plan by the Company’s shareholders.

All ISOs granted under this Schedule 2 prior to its termination shall remain in effect until such ISOs have been satisfied or terminated in accordance with the provisions of the Plan and this Schedule 2.

15	Governing law

English law governs the ISOs and their construction. However, ISOs will be construed in accordance with the provisions of Section 422 of the Code so as to preserve their status as Incentive Stock Options.

16	Failure to comply with the Code in relation to an ISO

To the extent that an ISO fails to meet any of the requirements of Section 422 of the Code, it shall cease to be an ISO but shall, from the date of such failure, continue in effect as a Market Value Option governed by the rules of the Plan, not including this Schedule 2.

Schedule 3

Belgium – Data Protection

This Schedule 3 is addressed to and applies to all Participants located in Belgium.

Smith & Nephew plc with registered offices at 15 Adam Street, London, WC2N 6LA  and Smith & Nephew S.A./N.V., with registered offices at Kareelovenlaan 3B, 1140 Evere, Belgium (together “Smith & Nephew”), processes, as data controller, certain personal data about you for the purpose of: (i) granting, administering and management of the Plan; (ii) providing the services you request or which are required to be provided to you by law or applicable regulatory policies; and (iii) as otherwise required by law. The processed personal data include your name, function, contact details, financial characteristics of your participation and acquired options or awards.

Where such data include personal information about a third party (such as your spouse, registered partner, or beneficiary), you should first obtain appropriate consent from that third party to the collection, use and disclosure of their personal information in the course of the administration of the Plan and for the purposes for which you have provided it to Smith & Nephew.

Smith & Nephew may transfer your personal data for the abovementioned purposes to: (i) other Members of the Group; as well as (ii) any of their subcontractors in the context of the administration and management of the Plan, including in countries that do not ensure a similar level of protection of personal data as the level of protection ensured in your country; and/or (iii) as may be required or requested by any public, judicial or regulatory authority having or claiming jurisdiction over Smith & Nephew.

You have a right to access your personal data and to ask for the correction or deletion of any incorrect personal data by contacting [●] [postal or email address of contact that will enable data subject to exercise their rights, e.g. privacy@smith-nephew.com or HR department or name of the department in charge of the administration and management of the Plan].

By participating in the Plan, you consent to the processing of your personal data as set out above.

Schedule 4

China

This Schedule 4 to the Plan governs the participation of Participants resident in China. Awards granted pursuant to this Schedule 4 are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions which shall replace and/or supplement certain provisions of the Plan as indicated.

1           Vesting following termination of employment as a "good leaver"

Rule 7.3 (Vesting - Award subject to Performance Condition) shall be modified as follows:

Where rule 7.2 applies, the Award shall lapse. However, as soon as practicable following the end of the Performance Period, the employer of the Participant shall pay to the Participant an amount equivalent to the value of the Shares that would have vested to the Participant, as if the Award had continued to Vest in accordance with rule 7.3. Any payment made to the Participant shall be reduced by any tax and social security contributions that any Member of the Group may be obliged to withhold.